Exhibit 10.1

Baoding Shengde Paper Co., Ltd.
and
Hebei Shuangxing Paper Co., Ltd.
Asset Purchase Agreement
[Unofficial Translation]

This Asset Purchase Agreement (the “Agreement”) was executed on November 25, 2009, in Baoding, Hebei province, by and between Baoding Shengde Paper Co., Ltd. (“Shengde”) and Hebei Shuangxing Paper Co., Ltd.(“Shuangxing”). Shengde and Shuangxing agree on the following terms:

1.	Assets
a.	Shengde shall purchase all of Shuangxing’s assets (the “Assets”), including machineries and office equipments.
i.	List of machineries: shall refer to the Assets Appraisal List in Assets Appraisal Report (the “Report”) appendix 7 issued by Baoding Chengxin Assets Appraisal Ltd. (Chengxin), including two 155 digital photo paper coating lines (the “Lines”); and
ii.	List of office equipments.
b.	Ownership of the above-mentioned items by Shuangxing is transferred to Shengde upon execution of this Agreement.
2.	Purchase Price. Purchase price of machineries is based on the Report issued by Chengxin, where the machinery appraisal price is 103,645,426RMB. Shengde and Shuangxing hereby agree that the purchase price for the machineries shall be 93,000,000RMB. Purchase price for office equipments shall be negotiated outside of this Agreement.
3.	Shuangxing shall terminate its contract with Hebei Baoding Orient Paper Milling Company Limited (“Dongfang”) dated October 1, 2009 upon execution of this agreement. Shuangxing’s shareholders shall not be held liable for any and all of Shuangxing’s debt.
4.	Delivery of Machineries. The Lines must be able to operate on a regular basis. Delivery of the Lines is completed after satisfactory testing by Shengde’s mechanics.
5.	Payment. Dongfang has paid Shuangxing 30,000,000RMB on behalf of Shengde. Shengde shall pay the rest of purchase price by December 31, 2009.
6.	Payment Information. Account name: Hebei Shuangxing Paper Co., Ltd. Bank: China Construction Bank- Xushui Branch Account #: 1300 1667 4080 5000 0233
7.	Liabilities
a.	In the case that Shuangxing fails to transfer part or all of the Assets, or that Shuangxing does not finish transferring the assets certificates in the agreed time,

Shuangxing shall pay 10% of the purchase price to Shengde as liquidated damages.
b.	In the case that Shengde fails to pay part or all of the purchase price in the agreed time, Shengde shall shall pay 10% of the purchase price to Shuangxing as damages.
8.	Disputes. Shengde and Shuangxing shall negotiate about any dispute arising from this Agreement. If Shengde and Shuangxing are not able to reach agreement on the disputes, they shall resort to the court.
9.	Effectiveness. This Agreement is executed and becomes effective when signatures and seals are made by both Shengde and Shuangxing. The two copies, one of which held by Shengde, the other held by Shuangxing, are equally authentic.
10.	Miscellaneous. This Agreement may be supplemented or changed in the form of Contract Supplement. Contract Supplements shall be equally authentic as this Agreement.

Baoding Shengde Paper Co., Ltd. /s/ Zhenyong Liu November 25, 2009

Hebei Shuangxing Paper Co., Ltd. /s/ Junling Zhao /s/Jianmin Li /s/ Jinmei Huo November 25, 2009

Hebei Baoding Orient Paper Milling Company Limited /s/ Zhenyong Liu November 25, 2009